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                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT



                         Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported) May 31, 1994



                              AMERICAN EXPRESS COMPANY
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               (Exact name of registrant as specified in its charter)



                     New York                   1-7657         13-4922250
          -------------------------------   --------------    ------------
           (State or other jurisdiction     (Commission       (IRS Employer
                   of incorporation)       File Number)      Identification)


   American Express Tower, World Financial Center
   New York, New York                                         10285
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   (Address of principal executive offices)               (Zip Code)


   Registrant's telephone number,                      (212) 640-2000
   including area code                                 --------------


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    (Former name or former address, if changed since last report.)


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Item 5.  Other Events

           On May 31, 1994, American Express Company issued the following press release:

           NEW YORK, May 31, 1994 -- American Express Company today announced that it has completed the distribution of a special tax-free dividend consisting of approximately 98.2 million shares of Lehman Brothers common stock to its shareholders of record on May 20, 1994. This represents all of the Lehman common stock held by American Express.

           Shareholders of American Express are receiving one share of Lehman Brothers common stock for each five common shares of American Express held on the record date. In lieu of fractional shares, shareholders will receive cash.

           As a result of the distribution, Lehman Brothers common stock will begin "regular-way" trading on the New York Stock Exchange today; it has been trading on a "when-issued" basis since May 2, 1994. Lehman Brothers common stock trades under the symbol LEH. American Express shares, which trade under the symbol AXP, have been trading both "regular way" and on a "when-issued" basis since May 2. As of today, the "regular way" trading price of American Express shares will reflect the spin-off.

           Lehman Brothers is a global investment bank with leadership positions in corporate and municipal finance, advisory services, and in securities research, sales and trading. Lehman Brothers serves the financial needs of corporate, government, and institutional clients and high-net-worth individuals through 44 offices in major financial centers worldwide.

           American Express Company, a diversified travel and financial services company founded in 1850, is a world leader in charge cards, Travelers Cheques, travel, financial planning and international banking.
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                                      SIGNATURE


       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                AMERICAN EXPRESS COMPANY


                                By:    /s/ Stephen P. Norman
                                       ----------------------------
                                Name:  Stephen P. Norman
                                Title: Secretary



Dated:  June 2, 1994
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